UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 8, 2026

Everspin Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-37900 (Commission File Number)	26-2640654 (IRS Employer Identification No.)
5670 W. Chandler Blvd.
Suite 130
Chandler, Arizona85226
(Address of principal executive offices, including zip code)
(480) 347-1111
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	MRAM	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On April 8, 2026, Everspin Technologies, Inc. (the “Company”) and Microchip Technology (“Microchip”) entered into a Foundry Services Agreement (the “Agreement”). Under the Agreement, Microchip will manufacture 8-inch Magnetoresistive Random Access Memory (“MRAM”), Tunnel Magnetoresistive (“TMR”) sensor, and Spin-transfer Torque (“STT”) MRAM wafers for the Company at Microchip’s Fab 4 facility located in Gresham, Oregon. The Agreement has an initial term of ten (10) years from the effective date and will automatically renew for additional two (2) year periods unless either party provides at least two (2) years’ prior written notice of its intent not to renew.

Pursuant to the Agreement, subject to certain conditions, including the procurement and installation of tooling and payment of certain costs, Microchip has agreed to support MRAM, TMR and STT-MRAM wafer manufacturing. The Company anticipates that capacity for Toggle and Sensor flows will commence approximately eighteen (18) months from the effective date, and capacity for STT flows will commence approximately thirty (30) months from the effective date. The Company will reimburse Microchip an estimated total of approximately $13.95 million in two phases for costs associated with relocation, installation, deinstallation of tooling, process set-up, project management, and initial qualification. Phase 1 costs total approximately $8.95 million, consisting of approximately $5.45 million for relocation and installation costs and $3.5 million in non-recurring engineering charges. Phase 2 costs total approximately $5.0 million, consisting of approximately $4.0 million for relocation and installation costs and $1.0 million in non-recurring engineering charges. The relocation and installation cost estimates are subject to adjustment based on actual documented expenditures. Each party retains ownership of its pre-existing intellectual property. Foreground intellectual property created under the Agreement that constitutes an improvement to the Company’s product designs is owned by the Company, while foreground intellectual property related to process technology is owned by Microchip. The Company has granted Microchip a non-exclusive, royalty-free license to use Everspin technology solely for the purpose of providing goods and services to the Company. Each party has granted the other exclusive, perpetual, royalty-free cross-licenses under foreground intellectual property for their respective fields of use. The Agreement includes minimum purchase commitments that ramp to a maximum of 1,300 wafers per quarter over time. If the Company fails to meet these minimum purchase amounts in any quarter, it must pay Microchip the shortfall in cash within forty-five days after the end of such quarter. During the term of the Agreement and for two (2) years thereafter, Microchip is restricted from manufacturing devices having TMR elements/stacks for the Company’s competitors or disclosing related manufacturing know-how to the Company’s competitors; provided, however, that Microchip may purchase any TMR elements/stacks (including, for example, MRAM and TMR Sensors) from third parties so long as no Company confidential information, Company technology or Company intellectual property is used.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2026 and is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.
On April 8, 2026, the Company issued a press release announcing the Agreement. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information furnished in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Exchange Act or the Securities Act, except as expressly set forth by specific reference in such a filing.
Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press release dated April 8, 2026.
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Everspin Technologies, Inc.

Dated: April 10, 2026

	By:	/s/ William Cooper
William Cooper
Chief Financial Officer